Exhibit 99.1

FAX NEWS RELEASE
For further information:

The Manitowoc Company, Inc.	Carl J. Laurino Senior Vice President & Chief Financial Officer Direct Dial: 920-652-1720 Email: claurino@manitowoc.com	Steven C. Khail Director of Investor Relations & Corporate Communications Direct Dial: 920-652-1713 Email: skhail@manitowoc.com
P. O. Box 66 • Manitowoc WI 54221-0066
Telephone: 920-684-4410 • Telefax: 920-652-9775
Internet: http://www.manitowoc.com

News for Immediate Release

THE MANITOWOC COMPANY ANNOUNCES

QUARTERLY COMMON STOCK DIVIDEND
AND TWO-FOR-ONE STOCK SPLIT

MANITOWOC, Wis. – February 24, 2006 – The Manitowoc Company, Inc. (NYSE: MTW) today announced that its board of directors has approved a quarterly dividend of 7.0 cents per share, payable on March 20, 2006, to shareholders of record on March 10.

In addition, the board of directors has authorized a two-for-one stock split of the company’s outstanding common stock. Record holders of Manitowoc’s common stock at the close of business on March 31, 2006, will receive one additional share of common stock for every share of Manitowoc common stock they own as of that date. The company anticipates that the additional shares resulting from the split will be issued in book-entry form on the distribution date of April 10, 2006. The company’s common stock will begin trading at its post-split price at the beginning of trading on April 11, 2006.  The two-for-one split will increase the number of Manitowoc’s authorized shares of common stock from 75 million to 150 million and the number of outstanding shares of common stock from approximately 30.4 million to 60.8 million.

Terry D. Growcock, Manitowoc’s chairman and chief executive officer, said: “We are pleased to take this action as a result of the company’s solid operating results, recent stock price performance, and strong outlook for 2006 and beyond. The additional shares should also improve the trading volume and liquidity of our stock going forward.”

Manitowoc previously split its stock, on a three-for-two basis, on March 31, 1999, June 30, 1997, and July 2, 1996.

About The Manitowoc Company

The Manitowoc Company, Inc. is one of the world’s largest providers of lifting equipment for the global construction industry, including lattice-boom cranes, tower cranes, mobile telescopic cranes, and boom trucks. As a leading manufacturer of ice-cube machines, ice/beverage dispensers, and commercial refrigeration equipment, the company offers the broadest line of cold-focused equipment in the foodservice industry. In addition, the company is a leading provider of shipbuilding, ship repair, and conversion services for government, military, and commercial customers throughout the U.S. maritime industry.

Company contact:

Carl J. Laurino

Senior Vice President

& Chief Financial Officer

920-652-1720